UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 24, 2008

PROGRESSIVE GAMING INTERNATIONAL CORPORATION

(Exact Name of Registrant as Specified in Charter)

NEVADA	000-22752	88-0218876
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

920 Pilot Road

Las Vegas, Nevada 89119

(Address of Principal Executive Offices)

(702) 896-3890

(Registrants telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

As discussed below, Russel H. McMeekin’s services as President and Chief Executive Officer of Progressive Gaming International Corporation (the “Company”) were terminated effective September 24, 2008. In connection with that event, the Company terminated the Amended and Restated Employment Agreement, dated January 1, 2005, by and between the Company and Mr. McMeekin, effective as of October 24, 2008.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Russel H. McMeekin’s services as President and Chief Executive Officer of the Company were terminated effective September 24, 2008. Effective as of September 24, 2008, the Company appointed Terrance W. Oliver, currently a member of the Company’s Board of Directors (the “Board”), as the Company’s interim President and Chief Executive Officer. In connection with Mr. Oliver’s appointment as the Company’s interim President and Chief Executive Officer, Mr. Oliver will resign as a member of the Company’s Audit Committee effective September 24, 2008. Mr. Oliver’s compensation and benefits in connection with his employment as interim President and Chief Executive Officer have not been finally determined.

Mr. Oliver has been a member of the Board since 1988, and served as chairman of the Board from 1988 to September 1993. Mr. Oliver served in various executive capacities at nine casino properties from 1973-1996, when he retired as Chief Operating Officer of Fitzgerald Gaming Corporation. He also serves on the board of managers of Peninsula Gaming Partners, LLC, which operates two Diamond Jo casinos in Iowa and the Evangeline Downs Racino in Louisiana.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Progressive Gaming International Corporation

Date: September 30, 2008	By:	/s/ HEATHER A. ROLLO
Heather A. Rollo
Executive Vice President, Chief Financial Officer and Treasurer

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